Exhibit 10.101

This instrument and the rights and obligations evidenced hereby are subordinate to any and all liens, indebtedness, obligations and liabilities of 111 realty investors, LP, a texas limited partnership, its successors and assigns, to (I) u.s. bank national association and/or its successors and assigns as collateral trustee (the "collateral trustee") under the terms of that certain collateral trust indenture dated of as of april 27, 2012 on behalf of the holders (the
"senior noteholders") from time to time of the adjustable rate senior secured notes due april
15, 2049 of 111 realty investors, lp and (II) the senior noteholders, in the manner and to the extent set forth in that certain debt subordination agreement with collateral trustee dated april 27, 2012, which reference is hereby made for a more full statement thereof and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of such debt subordination agreement.

111 Realty Investors, LP
Junior Secured Note
Due April 15, 2049

April 27, 2012
$60,000,000.00

111 Realty Investors, LP, a limited partnership organized under the laws of the State of Texas (the “Company”), for value received, hereby promises to pay to or to the order of APPLE NINE VENTURES OWNERSHIP, INC., a Virginia corporation, or its assigns ("Junior Lender"), the principal amount of SIXTY MILLION AND NO/100 Dollars ($60,000,000.00) on April 15, 2049, together with interest at the Applicable Interest Rate (as defined below) from the date of issue until maturity (each computed on the basis of a 360-day year of 12 consecutive 30-day months).  Prior to maturity, interest only payments calculated at the Applicable Interest Rate shall be due and payable on the 15th day of each month following the date hereof; provided, however, that in accordance with the terms of that certain Debt Subordination Agreement dated of even date herewith between Junior Lender and Senior Noteholder, it is understood that after the payment tendered on May 15, 2015, no payments of accrued interest will be tendered to Junior Lender and accordingly all such accrued interest thereafter will be capitalized and added to the outstanding principal balance of this Note.  For purposes hereof the term “Applicable Interest Rate” shall mean 10.5% per annum.  At maturity the outstanding principal balance shall be due and payable in full.  Notwithstanding anything to the contrary contained herein, in the event the tenant under the Chesapeake Lease (as defined in the Loan Agreement) has exercised its rights pursuant to Section 25 thereof to repurchase up to 29 sites, Junior Lender agrees that for every site purchased after the 14th site that the principal balance of this Note shall be deemed reduced (i.e., without actual receipt of any funds) by an amount equal to $403,636.00 for each site repurchased thereafter (except that with regard to the repurchase of site number 15, the deemed amount shall only be $201,818.00); provided, however, that the foregoing shall cease to be applicable with regard to any sites purchased upon the earlier of (x) the 24th month of this Note and (y) the date, if any, that Section 25 of the Chesapeake Lease is modified to eliminate the tenant's right to repurchase sites.

The Company further promises to pay interest at the rate that is the greater of (i) 2.0% per annum above the Applicable Interest Rate stated in the first paragraph of this Note and (ii) 2.0% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate, (i) on each overdue installment of principal, premium, if any, and (to the extent legally enforceable) upon each overdue installment of interest in each case from and after the due date of each such installment, whether by acceleration or otherwise, until paid and (ii) during the continuance of an Event of Default, on the unpaid balance hereof; provided, however, it is expressly acknowledged that payments being accrued after May 15, 2015 shall not be deemed to be overdue and the Company shall not be deemed to be in default hereunder (i.e., the Applicable Interest Rate shall remain at 10.5% per annum).  Payments of principal, premium, if any, and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by wire transfer of immediately available funds, in such manner and at such other place in the United States of America as the holder hereof shall have designated to the Company in writing.

This Note is issued under and pursuant to the terms and provisions of the Loan Agreement dated of even date herewith (the “Loan Agreement”) entered into by the Company and Junior Lender and secured by the Junior Deeds of Trust dated of even date herewith (collectively, the “Deed of Trust”) from the Company to William Woodall, Esq., as trustee, in favor of Junior Lender, in respect of the Mortgaged Property described therein and the Ground Lease Agreement dated February 3, 2010 (as amended from time to time) between the Company (as successor-in-interest to Junior Lender), as landlord, and Chesapeake Operating Inc., a corporation organized under the laws of the State of Oklahoma, as tenant. This Note and the holder hereof are entitled to all the benefits provided for by the Loan Agreement and the Deed of Trust and the Other Related Agreements (as defined in the Loan Agreement), to which Loan Agreement, the Deed of Trust and such Other Related Agreements reference is hereby made for the statement thereof, including a description of the Mortgaged Property (as defined in the Deed of Trust), the nature and extent of the security and the rights of the holder of this Note and of the Company in respect thereof.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement and/or the Deed of Trust.

Interest on this Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of this Note or, if that has been paid, refunded.  All interest paid or agreed to be paid to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law.

This Note shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in the State of Texas.

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This Note may be declared due prior to its expressed maturity and voluntary repayments may be made thereon by the Company, all in the events, on the terms and in the manner and amounts as provided in the Deed of Trust and/or the Loan Agreement.

111 Realty Investors, LP, a Texas limited partnership

By: 111 GP, Inc., a Texas corporation, its general partner

By: /s/ Michael J. Mallick
     Name:  Michael J. Mallick
     Title:    President